Exhibit 99




                                                                 PR NEWSWIRE

                   NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
                     FOURTH QUARTER AND FISCAL YEAR EARNINGS


Red Bank, N.J. November 13, 2003 -- North European Oil Royalty Trust (NYSE-NRT) reported that royalty revenues for the fourth quarter of its fiscal year through October 31, 2003 increased by 16.2% from those for the same period last year. All comparisons are to the prior year's equivalent period.

Other than the impact of the strong Euro, the impact of the other factors affecting royalty income was mixed. Under the lower royalty rate agreement covering the entire Oldenburg concession, overall gas sales for the quarter increased by 6.3% to 39.88 billion cubic feet ("Bcf") while gas prices declined by 3.3% to 1.1863 Euro cents per kilowatt hour ("Ecents/Kwh"). Under the higher royalty rate agreement covering western Oldenburg, gas sales declined by 7.8% to 17.43 Bcf while gas prices rose 6.0% to 1.4713 Ecents/Kwh. Based upon transfers during the quarter, the Euro had an average dollar equivalent value of $1.1239, 15.3% higher than last year's dollar equivalent value of $0.9745. Using the individual exchange rates to convert German gas prices into familiar terms yields average prices of $4.74 and $3.72 per Mcf under the higher and lower royalty rate agreements respectively.

The Trust declared a distribution to owners of 45 cents per unit for the fourth fiscal quarter to be paid on November 26, 2003 to owners of record on November 14, 2003. Net income per unit for the 2003 fiscal year was $1.95 compared to $1.89 for the prior year, a increase of 3.2%.

                        NORTH EUROPEAN OIL ROYALTY TRUST


Quarter Ended                   October 31, 2003        October 31, 2002
-------------                   ----------------        ----------------

German Royalties Received          $4,166,398              $3,585,190
Net Income                          3,997,312               3,406,930
Net Income Per Unit                   $ .45                   $ .38


Fiscal Year Ended               October 31, 2003        October 31, 2002
-----------------               ----------------        ----------------

German Royalties Received         $18,169,035              $17,435,504
Net Income                         17,398,359               16,885,776
Net Income Per Unit                   $1.95                    $1.89


For further information contact John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, at (732) 741-4008 or e-mail at NEORT@AOL.Com.